Exhibit 99.1

News Release	3101 Wilson Boulevard, Suite 700 Arlington, VA 22201

Media Contact:

Joelle Pozza, Stanley

(703) 310-3218

Joelle.Pozza@stanleyassociates.com

FOR IMMEDIATE RELEASE

Stanley Announces Departure of Christopher Torti

ARLINGTON, Va. – April 27, 2009 – Stanley, Inc. (NYSE: SXE) announced today that Christopher Torti, senior vice president and group manager of Stanley’s Technical Programs Group (TPG), will be leaving the company on May 29, 2009 to pursue future career opportunities.

Stanley also announced that Eric Wolking, Stanley’s senior vice president for Corporate Development, will be promoted to assume the role of senior vice president and TPG group manager. TPG delivers engineering, scientific, technology and specialized technical support services to the U.S. Army, U.S. Navy and numerous other federal agencies. Mr. Wolking has a tenure of more than 10 years with Stanley and has served in a variety of capacities. Most recently, he managed Stanley’s mergers and acquisitions program as well as the proposal development, marketing and communications groups. Previously, he served as Stanley’s account manager for Federal Civilian programs. Mr. Wolking holds an MBA from The Anderson Graduate School of Management at UCLA and a B.A. in international studies and economics from The American University.

Phil Nolan, Stanley’s chairman, president and CEO, stated, “On behalf of the Board of Directors and Stanley’s employees, I’d like to thank Chris for his 19 years of exceptional service to the company. We wish him well as he pursues other professional interests. We also congratulate Eric on his promotion to lead our Technical Programs Group.”

About Stanley

Stanley (NYSE: SXE) is a provider of information technology services and solutions to U.S. defense and federal civilian government agencies. Stanley offers its customers systems integration solutions and expertise to support their mission-essential needs at any stage of program, product development or business lifecycle through five service areas: systems engineering, enterprise integration, operational logistics, business process outsourcing, and advanced engineering and technology. Headquartered in Arlington, Va., the company has more than 4,700 employees at over 100 locations in the U.S. and worldwide. Stanley has been recognized by FORTUNE® magazine as one of the “100 Best Companies to Work For” from 2007 through 2009. Please visit www.stanleyassociates.com for more information.

Any statements in this press release about our future expectations, plans and prospects, including statements containing the words “estimates,” “anticipates,” “plans,” “expects” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed in our Annual Report on Form 10-K for the fiscal year ended March 31, 2008, our Quarterly Reports on

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Form 10-Q for the fiscal quarters ended June 27, 2008, September 26, 2008 and December 26, 2008, as filed with the Securities and Exchange Commission (SEC), and additional filings we make with the SEC. In addition, the forward-looking statements included in this press release represent our views as of the date of this release. We assume no obligation to update publicly or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

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